CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 149 to the Registration Statement of Neuberger Berman Genesis Fund (Form N-1A, No. 2-11357) of our report dated October 16, 2009, on the financial statements and financial highlights of Neuberger Berman Genesis Fund (one of the series of Neuberger Berman Equity Funds), included in the August 31, 2009 Annual Reports to Shareholders of Neuberger Berman Equity Funds.

Ernst & Young LLP

Boston, Massachusetts
March 19, 2010